EXHIBIT 99.2

ANALYSTS INTERANATIONAL
Moderator:  Mike LaVelle
November 6, 2007
9:30 am CST

Good morning.  My name is Henry and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Analysts International Third Quarter conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe”, “expect”, “anticipate”, “plan”, “potential”, “continue”, or similar expressions.  Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements include or relate to our expectations concerning quarterly and annual operating results, working capital, expected need for and uses of cash, implementation of our business plan, achieving or exceeding our business objectives ahead of plan, improvement in our gross margin and our overall performance.  These forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements.  For more information concerning the risks associated with our business and economic, business, competitive and/or regulatory factors affecting our business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.

All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you.  I will now turn the conference over to Mike LaVelle. Please go ahead, sir.

Mike LaVelle:

Good morning and welcome to the Analysts International Third Quarter Conference Call. Joining me this morning is Elmer Baldwin, our new President and CEO, and Dave Steichen, our CFO.

First, I will briefly update you on the quarter’s operating performance.  Then Dave Steichen will discuss the quarter’s results.  I will then introduce our new President and CEO, Elmer Baldwin.  After this we will be glad to answer any questions.

The third quarter is our second consecutive quarter operating under our recovery plan, which was outlined earlier this year. During the quarter we made significant headway in positioning the company for returning to profitability and growth. We expect to see further operating improvements in the fourth quarter.  More importantly, we remain on plan to return to sustainable profitability during the first quarter of 2008.

In this quarter, we focused on reestablishing the operating disciplines necessary to win the trust of our customers, service our employees and grow our business. We have also focused on developing sales, recruiting and delivery talent, reengineering our internal processes and building the plans required to integrate our solutions and staffing businesses. This will enable us to build Analysts into an information technology company focused on providing a full spectrum of professional services to customers in selected geographies across the country.

As I mentioned, the third quarter demonstrated progress in moving the company forward. Our professional services group added 39 positions, a significant step in reversing a trend of the recent past. Margins also continued to improve in our professional services business.

We were notified by a large staffing customer that over the last six months we had moved from a marginal status to one of their top tier vendors, and as a result, had been given a semi-exclusive opportunity (along with two other vendors) to fill 200 to 300 potential positions in 2008.

Within our largest staffing customer, we have been able to reduce our use of subsuppliers by about 45% and increase the margins on the remaining subsupplier business by 1.5%.

We continued to hire resources targeted at reestablishing local market presence and developing major account relationships.

Our Solutions business continues to perform well, exceeding plan and accounting for an increasing percentage of revenues and significantly increasing its year-over-year contribution margin.

We have won new criminal justice clients in Alabama and Tennessee and had several strategic wins around Microsoft’s SharePoint application.

The Lawson practice continues to show improvement in revenue and profitability. And the Managed IT Services, Converged Networking and Infrastructure Solutions business units all have shown improved performance in the third quarter.

Now Dave Steichen will review the quarter’s results.

Dave Steichen:

Thank You Mike.

As announced in our press release last night, total revenue for the third quarter was $93.5 million, up 9.4% from the comparable period one year ago and up 4.8% from the second quarter.

From a profitability standpoint our third quarter resulted in a net loss of $(448,000) or (.02) cents per share.  This compares to a net loss of (723,000), reported in the second quarter, and a net loss of $(522,000), in the comparable period last year.  For the quarter, we reported adjusted EBITDA of $453,000.  This compared to adjusted EBITDA of $450,000 reported for the comparable period last year.

Third quarter direct services revenue, which excludes product and subsupplier revenue was $59.9 million compared to $65.7 million in the comparable period last year.

During the third quarter we increased the number of billable consultants we had deployed to 2,125.  As a result of focused effort on better rate engagements, during the third quarter, we also increased our average bill rate by 1.6% compared to the third quarter of 2006.

Our average gross margin on direct service revenue was 20.0% during the third quarter.  This compared to 20.4% in the comparable period last year.  Over the past year our largest clients have continued to force significant price concessions.  While our margins with these clients have suffered greatly, all other areas of our business continue to experience increasing margins.  By focusing on producing higher gross margins where we can, we have been able to offset much of the negative impact of the pricing pressures at our largest clients.  Going forward, we do not expect further decline in the gross margins on our largest accounts.  We are focusing our growth efforts on service areas and accounts where better gross margins are available to us, and we are optimistic we will be able to improve overall gross margins going forward.

At $19.9 million, product revenue during the second quarter was extremely strong, and compared to $7.4 million in the comparable period last year.

While the timing of large transactions will create variability in this revenue number from quarter to quarter, we expect our product revenue to remain at historically high levels the remainder of this year.  We are very well positioned with key technology partners, and our opportunity pipeline in this area remains as strong as it has been all year.  For the quarter, our average gross margin on product revenue was 8.1% compared to 12.3% in the comparable period last year.  The third quarter product revenue included a number of large transactions where the gross margin we received was not at the same level we had seen last year.  In addition, during the quarter, we continued to see a decline in the amount of rebate eligible products we sold.

Third quarter subsupplier revenue of $13.7 million compared to $14.8 million in the second quarter, and was up from $12.5 million in the comparable period last year.   During the third quarter, outside of our vendor management subsidiary, we continued to see a decline in our dependence on subsupplier relationships to help meet our clients’ needs.

At the end of the third quarter, excluding subsupplier consultants and nurses, total company headcount was 2,517.  Billable headcount represented 85% of that staff.

Our third quarter SG&A expense amounted to $14.1 million or 15.1% of revenue.  During the comparable period of 2006, SG&A expense amounted to $14.9 million, or 17.4% of revenue.  The decline in these numbers is a result of significant cost reduction measures deployed earlier this year.  The performance improvement plan adopted by the company in April called for significant cost reduction, followed by investments to create growth opportunities.  Moving into the fourth quarter, we will continue to make some of these investments.

Finally, during the third quarter, we recorded a charge of $337,000 to increase the amount of reserve necessary to cover future rent payments on a property we no longer occupy and have been unable to sublet.  We also recorded non-operating income of $198,000 following the departure of two principals of a company we purchased in 2005, and the resulting return of common stock held in escrow for those principals.

From a balance sheet perspective, our accounts receivable balance of $69.7 million at the end of the third quarter was up from $63.3 million reported at the end of the second quarter.   Our accounts receivable balance was higher than expected at the end of September due to a slight delay in payment by one of our largest clients, and the protracted collection process necessary on certain K-12 school projects we delivered early in the quarter. Days sales outstanding of 65 days at the end of September compared to 61 days at the end of the second quarter, and 74 days in the comparable period last year.

We finished the quarter with $8.9 million of debt on our balance sheet. This compares to $1.3 million at the end of the second quarter.  This increase was primarily due to the third quarter ending on a payday and the increase of our DSO from 61 days to 65.

Our credit facility had total availability of $41.1 million at the end of the quarter against which only $8.9 million was drawn.  The level of available borrowings under this facility fluctuates as our receivables collateral base fluctuates.  We believe our unused credit facility can support the operating needs of our company.

During the quarter, we repurchased 109,000 shares of Analysts common stock under the share repurchase program approved by our Board of Directors early in the quarter.  The shares repurchased during the third quarter were purchased at an average share price of $1.72.

With that I’ll turn the call back over to Mike.

Mike LaVelle:

Thanks, Dave.

As I mentioned earlier, we have successfully completed our search for a new CEO. The board and I are extremely pleased that we have been able to find someone with Elmer Baldwin’s background and capabilities to guide Analysts back to market leadership. Without going into great detail about his experience, his leadership of Born Information Services where he orchestrated a financial and operational restructuring, restoring profitability within a short time, speaks well about Elmer’s qualifications for this position at Analysts. Moreover, he has been working closely with me as a part-time consultant since July, so he is already very familiar with our company.

I am optimistic about the business and confident that Elmer will not only be able to build on what has been done, but will accelerate our progress and provide strong, tested, innovative leadership.

It is my pleasure to introduce our President and CEO, Elmer Baldwin.

Elmer Baldwin:

Thanks, Mike.

I truly am honored to have been chosen by the Board to serve as CEO and lead Analysts International.  Over the past three (3) quarters, this company has been working to realign its operations, strengthen client relationships, integrate new sales and recruiting staff and increase billable head count.  My highest priority is to follow through with what Mike started and return Analysts to profitability.

In the short term we seek to accomplish that through continuously and systematically improving our business process and streamlining our operation resulting in lower and more efficient SG&A.

Also, we look to exit the most burdensome and financially draining areas within our business and re-focus on those things that are working resulting in improved operating results.

Also, we plan to expand our staffing and solutions practices in select areas of the country where we have the highest concentration of clients and consultants, resulting in improved regional presence and performance.

Lastly, we expect to strengthen our local/regional alignment with our best technology partners like Microsoft and CISCO, resulting in more mid-market clients and improved gross margins.

Our long term goal of sustained profitability and shareholder value increases will result from our participation in new waves of technology and new ways of thinking.  The market demand for IT professionals is strong and I see many areas of opportunity for our company to serve that demand.

Some of those areas include:
▪	Staffing solutions in support of our clients’ application development and integration needs
▪	Niche markets like our Government Solutions Group where we continue to serve as a leader.
▪	Unified communication solutions, including interoperable technology that enables our clients to take advantage of “best of breed” solutions in both network and software.

In the end, we have a straightforward task ahead of us:
▪	Simplify the company;
▪	Strengthen our core IT services and solutions offerings;
▪	Attract and retain talented people;
▪	Solve client problems through Analysts International’s delivery of quality and value, and
▪	Remain optimistic and excited about what new challenges lie ahead of us.

We will now be glad to take your questions.

[Question & Answer Session]

That concludes the call. In closing, I’d like to thank you all for participating in the call this morning. I hope you share my enthusiasm about our new leadership and about our future.